Issuer Free Writing Prospectus
November 15, 2010
Filed Pursuant to Rule 433
Registration No. 333-159041

Final Term Sheet

November 15, 2010

Issuer:	Southern California Gas Company

Security:	First Mortgage Bonds, Series MM

Aggregate Principal Amount Offered:	$300,000,000

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2011

Coupon:	5.125%, accruing from November 18, 2010

Maturity:	November 15, 2040

Yield to Maturity:	5.141%

Spread to Benchmark Treasury:	+85 basis points

Benchmark Treasury:	3.875% due August 15, 2040

Benchmark Treasury Yield:	4.291%

Optional Redemption Provision:	Make Whole Call Adjusted Treasury Rate + 15 basis points

Price to Public:	99.757%, plus accrued interest, if any

Settlement Date:	November 18, 2010

CUSIP:	842434CJ9

ISIN:	US842434CJ99

Anticipated Ratings:	Aa3 (stable) by Moody’s Investors Service A+ (stable) by Standard & Poor’s Ratings Services AA- (negative) by Fitch Ratings

Joint Book-Running Managers:	Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. Samuel A. Ramirez & Company, Inc. RBS Securities Inc. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or by email to prospectus-ny@ny.email.gs.com, by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848, by calling Samuel A. Ramirez & Company, Inc. toll-free at (800) 888-4086 or by email to John.kick@ramirezco.com, by calling RBS Securities Inc. toll-free at (866) 884-2071, or by calling The Williams Capital Group, L.P. collect at (212) 830-4500 or by email to mahadevia@willcap.com.